Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of CareKey, Inc.

We have audited the accompanying balance sheets of CareKey, Inc. (“the Company”) as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareKey, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the two years ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 6, 2006

CareKey, Inc.

BALANCE SHEETS

(in thousands, except for share data)

	September 30,	December 31,
	2005	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,255	$7,044	$1,584
Restricted cash	100	200	200
Accounts receivable, net	1,736	107	11
Prepaid expenses and other current assets	156	86	51

Total current assets	14,247	7,437	1,846
Property and equipment, net	1,419	1,275	263
Other assets	19	19	20

Total assets	$15,685	$8,731	$2,129

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$83	$84	$9
Accrued liabilities	442	339	276
Deferred revenue	8,072	4,469	14

Total current liabilities	8,597	4,892	299
Deferred revenue	1,120	3,481	26
Other long-term obligations	—	—	16

Total liabilities	9,717	8,373	341

Stockholders’ equity:
Convertible Preferred Stock, $.01 par value – authorized 1,845,000 shares:
Series A, authorized 1,245,000 shares; issued and outstanding 1,239,282 shares at September 30, 2005, December 31, 2004 and 2003 (liquidation value of $12,393)	12,393	12,393	12,393
Series B, authorized 600,000 shares; issued and outstanding 349,127 shares at September 30, 2005, 178,785 shares at December 31, 2004, and none at December 31, 2003 (liquidation value of $6,633)	6,633	3,397	—
Common stock, $.001 par value – authorized 4,000,000 shares; issued and outstanding 1,591,187 shares at September 30, 2005 and 1,590,000 shares at December 31, 2004 and 2003	2	2	2
Additional paid-in capital	509	331	300
Accumulated deficit	(13,569)	(15,765)	(10,907)

Total stockholders’ equity	5,968	358	1,788

Total liabilities and stockholders’ equity	$15,685	$8,731	$2,129

See accompanying notes.

CareKey, Inc.

STATEMENTS OF OPERATIONS

(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(unaudited)
Revenue:
Recurring revenue	$2,898	$—	$—	$—
Non-recurring revenue	6,053	41	71	20

Total revenue	8,951	41	71	20

Cost of revenue:
Recurring revenue	360	—	—	—
Non-recurring revenue	1,316	369	539	83

Total cost of revenue	1,676	369	539	83

Gross profit (loss)	7,275	(328)	(468)	(63)
Operating expenses:
Research and development	2,850	1,300	2,228	1,575
Selling, general and administrative	2,405	1,462	2,217	2,373

Total operating expenses	5,255	2,762	4,445	3,948

Income (loss) from operations	2,020	(3,090)	(4,913)	(4,011)
Interest income, net	176	34	55	46

Net income (loss)	$2,196	$(3,056)	$(4,858)	$(3,965)

See accompanying notes.

CareKey, Inc.

STATEMENTS OF CASH FLOWS

(in thousands)

	Nine-Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$2,196	$(3,056)	$(4,858)	$(3,965)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	426	142	205	255
Issuance of preferred stock in exchange for services	—	113	113	77
Deferred stock amortization	169		31	—
Changes in assets and liabilities:
Restricted cash	100	—	—	—
Accounts receivable	(1,629)	(1,149)	(96)	(11)
Prepaid expenses and other current assets	(70)	(20)	(34)	—
Accounts payable	(1)	26	75	1
Accrued liabilities	103	(4)	47	7
Deferred revenue	1,242	2,116	7,910	30

Net cash provided by (used in) operating activities	2,536	(1,832)	3,393	(3,606)

Cash flows from investing activities:
Purchases of property and equipment	(570)	(114)	(1,217)	(45)

Net cash used in investing activities	(570)	(114)	(1,217)	(45)

Cash flows from financing activities:
Proceeds from exercise of stock options	9	—	—	—
Proceeds from sale of Series A convertible preferred stock	—	—	—	1,143
Proceeds from sale of Series B convertible preferred stock	—	3,284	3,284	—
Proceeds from exercise of stock warrants	3,236	—	—	—

Net cash provided by financing activities	3,245	3,284	3,284	1,143

Net decrease in cash and cash equivalents	5,211	1,338	5,460	(2,508)
Cash and cash equivalents, beginning of period	7,044	1,584	1,584	4,092

Cash and cash equivalents, end of period	$12,255	$2,922	$7,044	$1,584

See accompanying notes.

CareKey, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2005 (Unaudited) and Years Ended December 31, 2004 and 2003

(in thousands, except share data)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	1,117,300	$11,173	—	$—	1,590,000	$2	$300	$(6,942)	$4,533
Sale of Series A convertible preferred stock	114,302	1,143	—	—	—	—	—	—	1,143
Issuance of Series A convertible preferred stock for services	7,680	77	—	—	—	—	—	—	77
Net loss	—	—	—	—	—	—	—	(3,965)	(3,965)

Balance, December 31, 2003	1,239,282	12,393	—	—	1,590,000	2	300	(10,907)	1,788
Sale of Series B convertible preferred stock	—	—	172,842	3,284	—	—	—	—	3,284
Issuance of Series B convertible preferred stock for services	—	—	5,943	113	—	—	—	—	113
Deferred stock amortization	—	—	—	—	—	—	31	—	31
Net loss	—	—	—	—	—	—	—	(4,858)	(4,858)

Balance, December 31, 2004	1,239,282	12,393	178,785	3,397	1,590,000	2	331	(15,765)	358
Exercise of warrants – Series B convertible preferred stock	—	—	170,342	3,236	—	—	—	—	3,236
Exercise of stock options – common stock	—	—	—	—	1,187	—	9	—	9
Deferred stock amortization	—	—	—	—	—	—	169	—	169
Net income	—	—	—	—	—	—	—	2,196	2,196

Balance, September 30, 2005	1,239,282	$12,393	349,127	$6,633	1,591,187	$2	$509	$(13,569)	$5,968

See accompanying notes.

CareKey, Inc.

Notes to Financial Statements

1. Nature of Business

Business

CareKey, Inc. (“CareKey” or “the Company”) was incorporated under the laws of Delaware on April 24, 2000. CareKey is a provider of enterprise consumer-centric health management solutions. The Company’s web-based platform facilitates collaboration, communication and data exchange among health care plans, employers, members and their providers, while automating payer workflows.

The Company is subject to a number of risks associated with emerging, technology-based development stage companies. Principal among these are the risks associated with marketing the Company’s products, dependence upon key individuals, competition and the need to obtain adequate financing to fund future operations.

On December 22, 2005, The TriZetto Group, Inc. (“TriZetto”) acquired all of the issued and outstanding shares of the Company for consideration of $60.0 million in cash. The Company’s stockholders and optionholders will also be entitled to receive contingent consideration up to a total of $40.0 million under certain circumstances.

2. Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Unaudited Financial Statements

The accompanying unaudited financial statements include all adjustments, consisting of normal recurring accruals that CareKey’s management considers necessary for a fair presentation of the Company’s financial position and results of operations as of and for the interim periods presented pursuant to the rules and regulations of the Securities and Exchange Commission. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures in these financial statements are adequate to make the information presented not misleading. The results of operations for the nine months ended September 30, 2005 and 2004 are not necessarily indicative of the results for a full fiscal year.

Revenue Recognition

The Company generates revenue from licensing products and services, and from providing hosting/application service provider (“ASP”) services. The Company recognizes revenue when persuasive evidence of an arrangement exists, the product or service has been delivered, the fees are fixed or determinable, collection is reasonably assured and all other significant obligations have been fulfilled. For multiple element arrangements in which vendor-specific objective evidence (“VSOE”) does not exist for each undelivered element, revenue for the delivered element is deferred and recognized ratably over the service period of the undelivered element.

The Company recognizes non-recurring revenue from software license revenue in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended, issued by the American Institute of Certified Public Accountants, while recurring revenues resulting from application hosting services are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104, Revenue Recognition, and EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. In selected

CareKey, Inc.

Notes to Financial Statements (continued)

circumstances, the Company derives recurring revenue on a pay-for-use basis under which some customers are charged based on the number of users. Recurring revenue derived from pay-for-use contracts has been minimal to date. For license transactions in which VSOE for undelivered elements cannot be established, the Company recognizes non-recurring revenue ratably over the license period commencing upon live production processing of the product at the customer’s location. The Company recognizes recurring revenue related to extranet ASP services on a straight-line basis over the period the services are provided.

The Company also generates non-recurring revenue from professional services, including training, customized content, websites and implementation services, and recognizes professional service revenue as the services are performed. The Company records reimbursable out-of-pocket expenses in both non-recurring revenue and as a non-recurring direct cost of services in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred (“EITF 01-14”). EITF 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenue in the income statement.

The Company records as deferred revenue amounts that have been billed in advance for products or services to be provided. Deferred revenue includes the unamortized portion of revenue associated with license and hosting fees for which the Company has received payment or for which amounts have been billed. In addition, deferred revenue includes amounts, which have been billed and not collected, for which revenue is being recognized ratably over the license or hosting period.

Cost of revenue includes costs from providing hosting/ASP services, as well as costs associated with the license of products and services. These costs include salaries and related expenses, outsourced consulting expenses, travel and entertainment, and other associated costs. Cost of revenue are period costs expensed as incurred.

Research and Development and Software Development Costs

Research and development (“R&D”) expenses are salaries and related expenses associated with the development of software applications prior to establishing technologic feasibility. Such expenses include compensation paid to engineering personnel and fees to outside contractors and consultants. The Company accounts for its software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Accordingly, the costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time, any additional costs are capitalized. Due to the environment of rapid technological change and intense competition, the Company is constantly enhancing its software products. As such, amounts subject to capitalization are insignificant.

For the nine months ended September 30, 2005 (Unaudited) and 2004 (Unaudited), and the years ended December 31, 2004 and 2003, R&D expenses in the statements of operations were $2.9 million, $1.3 million, $2.2 million, and $1.6 million, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at time of purchase to be cash equivalents.

CareKey, Inc.

Notes to Financial Statements (continued)

Restricted Cash

Restricted cash consists of money market funds against a standby letter of credit issued in connection with a facility lease agreement, which is classified as short-term restricted cash on the balance sheet.

Concentration of Credit Risk and Significant Customers

Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalent balance with one financial institution. The risk with respect to accounts receivable is minimized as the Company performs credit evaluations of its customers’ financial condition when management deems it appropriate. Generally, the Company requires no collateral from its customers.

The following tables summarize the revenues and accounts receivable balances from customers in excess of 10% of total revenues and total accounts receivable balances, respectively:

	Nine Months Ended September 30,		Years Ended December 31
	2005	2004	2004	2003
	(unaudited)
Revenues:
Company A	53%	100%	94%	—
Company B	—	—	—	100%
Company C	47%	—	—	—

	As of September 30,		As of December 31
	2005	2004	2004	2003
	(unaudited)
Accounts Receivable:
Company A	45%	98%	100%	—
Company B	—	—	—	100%
Company C	54%	—	—	—

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are stated at cost. Depreciation is computed by use of the straight-line method over the following estimated useful lives:

Office furniture and equipment	5 years
Computer equipment and software	3 years
Leasehold improvements	Lesser of 5 years or remaining term of lease

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of the Company’s financial instruments approximate their fair value.

CareKey, Inc.

Notes to Financial Statements (continued)

Advertising Costs

Advertising costs are expensed as incurred. The Company has not incurred any advertising costs in the periods presented in the statements of operations.

Stock-based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, in accounting for its stock-based compensation plans, which provides for use of the intrinsic value-method. Under the intrinsic-value method, no compensation expense is recognized if the exercise price of options granted to employees equals or exceeds the fair value of the common stock. The Company has elected the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123 (“SFAS 148).

Had compensation cost for the Company’s employee stock options been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the impact on the Company’s net income (loss) for the nine months ended September 30, 2005 (Unaudited) and 2004 (Unaudited), and the years ended December 31, 2004 and 2003 would have been as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003
	(unaudited)
Net income (loss), as reported	$2,196	$(3,056)	$(4,858)	$(3,965)
Add: stock-based employee compensation expense included in reported net income (loss), net of related tax effects	66	—	—	—
Deduct: stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(197)	(36)	(163)	(13)

Pro forma net income (loss)	$2,065	$(3,092)	$(5,021)	$(3,978)

Pursuant to SFAS No 123, the Company has determined the effect on net income (loss) of the grant of options for the disclosures above using the “minimum value” method of option pricing. The fair value of option grants was estimated using a Black-Scholes pricing model.

Such pro forma disclosures may not be representative of future pro forma compensation cost because options vest over several years and additional grants may be made each year.

The following weighted average assumptions were used in the estimations:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003
	(unaudited)
Expected volatility	0%	0%	0%	0%
Risk-free interest rate	3.90% - 4.47%	3.31% -3.90%	3.31% - 3.93%	2.84% - 4.30%
Expected life	7years	7years	7years	7years
Expected dividends	0%	0%	0%	0%

CareKey, Inc.

Notes to Financial Statements (continued)

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires companies to report comprehensive income (loss) as a measure of overall performance. Comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. For all periods presented, the Company’s comprehensive income (loss) is the same as its reported net income (loss).

Long-Lived Assets

The Company applies SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that the Company continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles may warrant revision, or that the carrying value of the assets may be impaired. The Company does not believe that its long-lived assets have been impaired as of the periods presented.

Income Taxes

The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share Based Payment” (“SFAS 123R”), which is a revision to SFAS 123 and supersedes APB 25 and SFAS 148. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123.

In April 2005, the Securities and Exchange Commission (“SEC”) approved a new rule that delayed the effective date of SFAS 123R. For most public companies, the delay eliminates the comparability issues that would arise from adopting SFAS 123R in the middle of their fiscal years as originally called for by SFAS 123R. Except for this deferral of the effective date, the guidance in SFAS 123R is unchanged. Under the SEC’s rule, SFAS 123R is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. The Company has evaluated the requirements under SFAS 123R and plan to adopt on January 1, 2006. The Company has not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123. The Company believes that such adoption will have a substantial impact on its consolidated statements of operations.

CareKey, Inc.

Notes to Financial Statements (continued)

3. Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are recorded at fair market value and consists of the following (in thousands):

	September 30,	December 31,
	2005	2004	2003
	(unaudited)
Computer equipment and software	$2,323	$1,891	$680
Office equipment	92	42	42
Furniture and fixtures	127	68	62
Leasehold improvements	224	195	195

	2,766	2,196	979
Less: accumulated depreciation	(1,347)	(921)	(716)

	$1,419	$1,275	$263

Leasehold improvements of $78,000 were capitalized in 2000 in connection with a lease incentive arrangement entered into as part of the lease for the Company’s office space. Under the terms of the incentive, the landlord agreed to fund the acquisition of $78,000 in lease improvements in exchange for increased rental payments over the term of the lease. As a result of this arrangement, a portion of rental payments represents amortization of these leasehold improvements. During the nine months ended September 30, 2005 (Unaudited) and 2004 (Unaudited), and the years ended December 31, 2004 and 2003, the Company recognized $11,000, $12,000, $16,000 and $16,000, respectively, of amortization related to this arrangement.

4. Income Taxes

A summary of the Company’s deferred tax assets and liabilities is as follows (in thousands):

	September 30,	December 31,
	2005	2004	2003
	(unaudited)
Net operating loss carryforwards	$1,976	$2,036	$1,534
Capitalized start-up costs	3,186	4,082	2,670
Research and development credits	788	483	344
Other	31	66	36

Gross deferred tax asset	5,981	6,667	4,584
Less: valuation allowance	(5,981)	(6,667)	(4,584)

Net deferred tax asset	$—	$—	$—

As of December 31, 2004, the Company had federal and state net operating loss carryforwards of approximately $5.1 million and $5.0 million, respectively, available to offset future taxable income, if any. As of December 31, 2004, the Company also had research and development credit carryforwards of approximately $483,000 available to offset future tax obligations, if any. As the Company has generated income in the nine-month period ended September 30, 2005 (Unaudited), it has utilized a portion of its net operating loss carry forwards to offset any tax requirements for 2005. A valuation allowance has been recorded in the accompanying financial statements to offset the remaining Company’s deferred tax assets because the future realizability of such assets is uncertain. The net operating loss carryforwards and the research and development credit carryforwards

CareKey, Inc.

Notes to Financial Statements (continued)

expire in fiscal years 2025 and 2024, respectively, and are subject to review and possible adjustment by the Internal Revenue Service (IRS). In addition, the occurrence of certain events, including significant changes in ownership interests, may limit the amount of the net operating loss carryforwards available to be used in any given year.

5. Convertible Preferred Stock

In April 2004, the Company issued a total of 178,785 shares of Series B Convertible Preferred Stock and warrants to purchase Series B Convertible Preferred Stock, which resulted in cash proceeds of approximately $3.3 million, and Series B Convertible Preferred Stock issued in exchange for services of approximately $113,000. At December 31, 2004, 172,842 Series B warrants with an exercise price of $19.00 per warrant remained outstanding, of which 170,342 warrants were exercised prior to the expiration date of April 2005, which resulted in cash proceeds of approximately $3.2 million. The remaining 2,500 warrants expired. The rights and preferences of the Series B Convertible Preferred Stock are senior to the rights and preferences of the Series A Convertible Preferred Stock and Common Stock with respect to certain matters including, but not limited to, liquidation and dividends.

During the period from 2000 through 2003, the Company issued a total of 1,239,282 shares of Series A Convertible Preferred Stock, which resulted in cash proceeds of approximately $12.3 million, and Series A Convertible Preferred Stock issued in exchange for services of approximately $77,000. The rights and preferences of the Series A Convertible Preferred Stock are senior to the rights and preferences of the Common Stock with respect to certain matters including, but not limited to, liquidation and dividends.

The Company has authorized the following number of shares of all classes of stock: (i) 4,000,000 shares of Common Stock, $.0001 par value per share and (ii) 1,845,000 shares of Preferred Stock, $.01 par value per share, of which, 1,245,000 shares have been designated as Series A Convertible Preferred Stock and 600,000 shares have been designated as Series B Convertible Preferred Stock.

At September 30, 2005, the rights and privileges of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are as follows:

Conversion

Each share of Series A and B Convertible Preferred Stock is convertible, at the option of the holder, on a one-for-one basis, into common shares, based on the applicable conversion price. The conversion prices for Series A and B Convertible Preferred Stock were $10.00 and $19.00 per share, respectively, as of September 30, 2005. The Series A and B Convertible Preferred Stock will automatically convert into Common Stock (a) upon the closing of a firm commitment underwritten public offering with aggregate gross proceeds of $25 million, (b) upon written election of the holders of a majority of the then-outstanding shares voting for conversion or (c) when less than 10% of the originally issued shares of Convertible Preferred Stock remain outstanding.

Voting Rights

Each holder of outstanding shares of Series A or B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A or B Convertible Preferred Stock, as the case may be, held by such holder are convertible as of the record date of the vote.

CareKey, Inc.

Notes to Financial Statements (continued)

Dividends

The Corporation shall not declare or pay any dividends on shares of Common Stock (other than dividends payable in shares of Common Stock on the outstanding shares of Common Stock) without the consent of the majority of the holders of Series A and B Convertible Preferred Stock then outstanding. Additionally, Series A and B Convertible Preferred Stock shall simultaneously receive an amount equal to the amount of dividends per share of Convertible Preferred Stock as would have been received if the Convertible Preferred Stock was converted into Common Stock. With the consent of the majority of the holders of Series A and B Convertible Preferred Stock, the Company may declare a dividend payable to any class or series of capital stock other than Common Stock, provided that simultaneously the Convertible Preferred Stock outstanding receive an amount equal to the dividend payable on such class or series determined as if it were converted into Common Stock.

As of September 30, 2005, no such dividends have been declared.

Liquidation

The Series B Convertible Preferred Stock has a per share preference in liquidation equal to (a) $19.00 per share, subject to equitable adjustment in the event of any stock dividend, distribution, combination of shares, reclassification or other similar event, plus all declared but unpaid dividends, if any, or (b) the amount per share as would have been payable if each share was converted into Common Stock. In the event that funds legally available for distribution upon liquidation shall be insufficient to pay the holders of the Series B Convertible Preferred Stock their full preferential amount, then the holders of the Series B Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amount each holder is otherwise entitled to receive.

Subsequent to the payment of all preferential amounts required to be paid to the holders of Series B Convertible Preferred Stock, the Series A Convertible Preferred Stock has a per share preference in liquidation equal to the greater of (a) $10.00 per share, subject to equitable adjustment in the event of any stock dividend, distribution, combination of shares, reclassification or other similar event, plus all declared but unpaid dividends, if any, or (b) the amount per share as would have been payable if each share was converted into Common Stock. In the event that funds legally available for distribution upon liquidation, and after the payment of all preferential amounts required to be paid to the holders of Series B Convertible Preferred Stock, shall be insufficient to pay the holders of the Series A Convertible Preferred Stock their full preferential amount, then the holders of the Series A Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amount each holder is otherwise entitled to receive.

Following payment in full to the holders of Series A and B Convertible Preferred Stock as described above, the remaining assets available for distribution will be distributed on a pro rata basis among the holders of the Common Stock.

6. Common Stock

Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of Series A and B Convertible Preferred Stock.

At September 30, 2005, the Company had 1,845,000 shares of its Common Stock reserved for issuance upon conversion of the Series A and B Convertible Preferred Stock. The Company also had 290,000 shares of its Common Stock for all shares subject to issuance pursuant to the 2001 Stock Incentive Plan, which was further

CareKey, Inc.

Notes to Financial Statements (continued)

amended on September 28, 2005 for an additional 78,000, to a total of 368,000. Of this amount, there were 80,350 remaining for issuance of granted options and future option grants (see Note 7).

7. Stock Option Plan

The Company adopted the CareKey.com, Inc. 2001 Employee, Director and Consultant Stock Plan (the Plan), which provide for granting options to officers, employees, directors and consultants to the Company. The option price, numbers of shares and grant date are determined at the discretion of the Company’s board of directors, and have been issued at fair market value as determined by the board of directors. The maximum term of the options is ten years, and grants are generally fully vested at the end of four years.

A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2005 (Unaudited) and the years ended December 31, 2004 and 2003, as follows:

	September 30, 2005		December 31, 2004		December 31, 2003
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
	(unaudited)
Outstanding at the beginning of the year	219,033	$11.44	98,770	$7.00	28,500	$7.00
Granted	72,430	$14.72	123,263	$14.89	114,102	$7.00
Exercised	(1,187)	$7.00	—	$—	—	$—
Forfeited	(3,813)	$14.87	(3,000)	$7.00	(43,832)	$7.00

Outstanding at the end of the year	286,463	$12.35	219,033	$11.44	98,770	$7.00

Exercisable at the end of the year	70,700	$7.28	55,224	$12.38	12,563	$7.00

Weighted-average fair value of options granted during the year	$13.97		$4.00		$1.65

Of the 72,430 options granted to employees during the nine months of 2005, 30,500 options were granted at an exercise price equal to the market price of the stock on the date of grant ranging between $19 and $30. The remaining 41,930 options were granted at an exercise price ranging between $7 and $7.50, which were less than the market price of the stock on the date of grant ranging between $25 and $30. The weighted-average fair value of options whose exercise price equals the market price is $6.10, and the fair value of options whose exercise price is less than the market price is $19.70.

The following table summarizes information relating to outstanding and exercisable stock options as of December 31, 2004:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$7.00	136,770	8.62	$7.00	30,474	$7.00
$12.00	2,000	9.86	$12.00	—	$—
$19.00	80,263	9.97	$19.00	24,750	$19.00

	219,033	9.13	$11.44	55,224	$12.38

CareKey, Inc.

Notes to Financial Statements (continued)

The following table summarizes information relating to outstanding and exercisable stock options as of September 30, 2005 (Unaudited):

	Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$7.00	141,770	7.53	$7.00	69,077	$7.00
$7.50	31,930	9.78	$7.50	—	$—
$12.00	2,000	9.12	$12.00	—	$—
$19.00	88,263	9.22	$19.00	1,623	$19.00
$25.00	14,000	9.58	$25.00	—	$—
$30.00	8,500	9.91	$30.00	—	$—

	286,463	8.60	$12.35	70,700	$7.28

At September 30, 2005, a total of 80,350 shares were available for future grant under the Plan.

During 2005, the Company granted certain employees stock options or modified existing options whose exercise price was less than the market price of the stock on the date of grant or modification. The Company accounted for these transactions in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which requires the Company to record compensation cost for the difference between the quoted market price of the stock at the date of grant or award or modification and the price, if any, to be paid by an employee. These compensations costs are recognized as expense over the period the employee performs related services. The sum of compensation and cash paid by the employee is the consideration received for the stock issued. The impact of these transactions was $66,000 in the accompanying statement of operations for the nine months ended September 30, 2005 (Unaudited).

During 2004 and 2005, the Company allowed former employees who changed status from employees to non-employee consultants to retain their original employee option grants. The Company accounted for these transactions as modifications of these option grants in accordance with FASB Financial Interpretation 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, which requires the Company to measure and fully recognize compensation cost on a prospective basis as if the award was newly granted at the date of the change in status. The impact of these modifications was $28,000 and $6,000 of stock-based compensation expense in the accompanying statement of operations for the nine months ended September 30, 2005 (Unaudited) and the year ended December 31, 2004, respectively.

Additionally, during 2004, the Company granted stock options to non-employee consultants. The Company accounts for all equity awards issued to non-employees in accordance with EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The non-employee stock options vest over periods ranging from three to four years. The Company is amortizing the fair value of these equity instruments using the accelerated method over their vesting period in accordance with FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an Interpretation of APB Opinions No. 15 and 25, and has included $74,000 and $25,000 of stock-based compensation expense in the accompanying statements of operations for the nine months ended September 30, 2005 (Unaudited) and the year ended December 31, 2004, respectively, for the non-employee consultant options. The Company has determined the impact of all non-employee stock options under SFAS No. 123 using the Black-Scholes option pricing model based on volatility of 80%, risk-free interest rates ranging from 4.10% to 4.73%, contractual lives of eight to ten years and no expected dividends for the year ended December 31, 2004,

CareKey, Inc.

Notes to Financial Statements (continued)

and volatility of 80%, risk-free interest rates ranging from 4.00% to 4.50%, contractual lives of seven to nine years and no expected dividends for the nine months ended September 30, 2005 (Unaudited).

8. Pension and Profit Sharing Plan

The Company maintains a tax-deferred, contributory pension and profit sharing plan in accordance with section 401(k) of the Internal Revenue Code. Under the Plan, the Company has the right to match employee contributions, but for the nine months ended September 30, 2005 (Unaudited), and the years ended December 31, 2004 and 2003, has not done so.

9. Leases

The Company conducts its operations in a leased facility and is obligated to pay monthly rent through December 2009. The Company has the option to exercise its right to terminate its facility lease effective as of December 31, 2005 (“early termination lease date”), for a termination fee of $76,000. The Company also has the option to exercise its right to delay the early termination date.

Rent expense charged to operations for the nine months ended September 30, 2005 (Unaudited) and 2004 (Unaudited), and the years ended December 31, 2004 and 2003 was approximately $301,000, $179,000, $219,000 and 218,000, respectively.

As a condition of the facility lease agreement, the Company issued a standby letter of credit to the landlord totaling $200,000. The letter of credit lapses over the lease period, and has been fully collateralized by a money market maintained at the bank that issued the letter of credit, which has been classified as restricted cash in the balance sheets. In August 2005, the standby letter of credit was amended and further reduced to $100,000 with an expiration date of August 31, 2006 and was recorded as a reduction in the restricted cash balance.

Future minimum commitments as of December 31, 2004 are as follows (in thousands):

2005	$321
2006	331
2007	341
2008	352
2009	362

Total minimum lease payments	$1,707

As described in Note 3, the Company obtained a leasehold improvements incentive from its landlord. These leasehold improvements of $78,000 were capitalized in 2000 in connection with a lease incentive arrangement entered into as part of the lease of the Company’s office space. The expenses incurred in the nine months ended September 30, 2005 (Unaudited) and 2004 (Unaudited), and the years ended December 31, 2004 and 2003, includes approximately $11,000, $12,000, $16,000 and $16,000, respectively, of amortization of the obligation under the lease incentive.

In November 2005, the Company entered into a second facility lease agreement and is obligated to pay monthly rent through November 2008, for approximately $2.4 million. Shortly after, the Company delivered notice of its election to terminate the first facility lease effective as of December 31, 2005. On December 6, 2005, the Company further exercised its right to delay the early lease termination date until April 15, 2006.

CareKey, Inc.

Notes to Financial Statements (continued)

10. Supplemental Cash Flow Disclosures (in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003
	(unaudited)
Supplemental disclosures for cash flow information
Cash paid for interest	—	—	—	—
Cash paid for income taxes	—	—	—	—
Non-cash investing and financing activities
Issuance of Preferred Convertible Stock in exchange for services	—	$113	$113	$77
Issuance of stock options to non-employees in exchange for services	—	—	31	—

11. Subsequent Events (Unaudited)

On December 22, 2005, The TriZetto Group, Inc. (“TriZetto”) acquired all of the issued and outstanding shares of the Company for consideration of $60.0 million in cash. The Company’s stockholders and optionholders will also be entitled to receive contingent consideration up to a total of $40.0 million under certain circumstances.